May 2, 2011

Calvert Variable Products, Inc.

4550 Montgomery Avenue, Suite 1000N

Bethesda, Maryland, 20814

Financial Investors Variable Insurance Trust

1290 Broadway, Suite 1100

Denver, Colorado 80203

Ladies and Gentlemen:

You have requested our opinion concerning the U.S. federal income tax consequences of transactions contemplated in the certain Agreements and Plans of Reorganization dated as of April 15, 2011 (the “Reorganization Agreements”) entered into by Financial Investors Variable Insurance Trust (“FIVIT”), a Delaware statutory trust (the “Acquiring Trust”), on behalf of Ibbotson Income and Growth ETF Asset Allocation Portfolio, Ibbotson Balanced ETF Asset Allocation Portfolio, and Ibbotson Growth ETF Asset Allocation Portfolio (each, an “Acquiring Portfolio”), each of which is a separate series of the Acquiring Trust, and Calvert Variable Products, Inc. (“CVP”), a Maryland Corporation (the “Selling Corporation”), on behalf of Calvert VP Lifestyle Conservative Portfolio, Calvert VP Lifestyle Moderate Portfolio, and Calvert VP Lifestyle Aggressive Portfolio, (each, a “Merging Portfolio”), each of which is a separate series of the Selling Corporation (each Acquiring Portfolio and Merging Portfolio referred to herein as a “Portfolio” and collectively, the “Portfolios”). This opinion as to certain U.S. federal income tax consequences of the Reorganizations, hereinafter defined, is furnished to you pursuant to Sections 8(c) and 9(d) of the Reorganization Agreements, and unless otherwise indicated, capitalized terms shall have the meanings given them in the Reorganization Agreements.

Pursuant to the Reorganization Agreements, each Merging Portfolio will transfer all of its assets to an Acquiring Portfolio solely in exchange for (i) the assumption of such Merging Portfolio’s liabilities, and (ii) the issuance by Acquiring Portfolio to Merging Portfolio of full and fractional shares of beneficial interest of Acquiring Portfolio (“Acquiring Portfolio Shares”). Each Acquiring Portfolio will be referred to as a “Corresponding Acquiring Portfolio” with respect to the Merging Portfolio from which it will acquire all of the Merging Portfolio’s assets and a Merging Portfolio will be referred to as a “Corresponding Merging Portfolio” with respect to its Corresponding Acquiring Portfolio, subject to all of the Merging Portfolio’s liabilities. The Merging Portfolios and their Corresponding Acquiring Portfolios are as follows:

Calvert Variable Products, Inc.

Financial Investors Variable Insurance Trust

May 2, 2011

Merging Portfolio	Corresponding Acquiring Portfolio
Calvert VP Lifestyle Conservative Portfolio	Ibbotson Income and Growth ETF Asset Allocation Portfolio
Calvert VP Lifestyle Moderate Portfolio	Ibbotson Balanced ETF Asset Allocation Portfolio
Calvert VP Lifestyle Aggressive Portfolio	Ibbotson Growth ETF Asset Allocation Portfolio

As soon as possible thereafter, but no later than twelve (12) months after the Effective Time, hereinafter defined, each Merging Portfolio will distribute the Corresponding Acquiring Portfolio Shares pro rata to the holders of shares of beneficial interest of such Merging Portfolio (“Merging Portfolio Shares”) in complete liquidation of Merging Portfolio. The foregoing steps shall be referred to collectively as the “Reorganizations.”

The opinions expressed herein are based solely upon current law, including the Internal Revenue Code of 1986, as amended (“IRC”), applicable Treasury Regulations, current positions of the Internal Revenue Service, and existing judicial decisions.

In rendering this opinion, we have reviewed the Reorganization Agreements, the Registration Statement on the Form N-14 filed by the Acquiring Trust on behalf of the Merging Portfolios with the Securities and Exchange Commission on January 27, 2011, in connection with the Reorganizations (the “Registration Statement”). In addition, with your consent we have relied upon representations provided to us by each Merging Portfolio, each Acquiring Portfolio, and each insurance company that owns the segregated asset account(s) which hold shares of each Merging Portfolio in connection with our preparation of this opinion (collectively, the “Representation Letters”).

Our opinion is based, in part, on (i) the assumption that the Reorganizations will occur in accordance with the terms of the Reorganization Agreements, (ii) the facts and representations referred to in this letter, and (iii) that such facts and representations, as well as the facts and representations set forth in the Reorganization Agreements and the Representation Letters, are accurate as of the date hereof and will be accurate on the effective date and at the time of the Reorganizations (the “Effective Time”). In addition, we have assumed that any statement and representation made in the Representation Letters “to the best knowledge of” or “to the knowledge of” any person or entity is and will be true without such qualification. You have not requested that we undertake, and we have not undertaken, any independent investigation of the accuracy of the facts, representations and assumptions set forth or referred to herein.

Based upon the facts, assumptions and representations set forth or referred to herein, and with respect to each Reorganization, it is our opinion that for U.S. federal income tax purposes:

(1) The transfer by each Merging Portfolio of all of its assets in exchange solely for the Corresponding Acquiring Portfolio Shares and the assumption by such Acquiring Portfolio of all of such Merging Portfolio’s liabilities and the subsequent pro rata distribution in accordance with their shares by Merging Portfolio of all Acquiring Portfolio Shares to the shareholders of Merging Portfolio in complete liquidation of Merging Portfolio pursuant to the Reorganization Agreement will constitute a “reorganization” within the meaning of IRC § 368(a)(1), and such

Calvert Variable Products, Inc.

Financial Investors Variable Insurance Trust

May 2, 2011

Acquiring Portfolio and Merging Portfolio will each be a “party to the reorganization” within the meaning of IRC § 368(b), with respect to the Reorganizations.

(2) Under IRC § 1032, each Acquiring Portfolio will not recognize any gain or loss upon the receipt of all of the Corresponding Merging Portfolio’s assets solely in exchange for such Acquiring Portfolio Shares and the assumption by Acquiring Portfolio of all the liabilities of such Merging Portfolio.

(3) Under IRC §§ 361 and 357(a), each Merging Portfolio will recognize no gain or loss upon the transfer of all its assets to the Corresponding Acquiring Portfolio solely in exchange for such Acquiring Portfolio Shares and the assumption by Acquiring Portfolio of all the liabilities of the Corresponding Merging Portfolio or upon the distribution of Acquiring Portfolio Shares to Merging Portfolio’s shareholders solely in exchange for such shareholders’ Merging Portfolio Shares in complete liquidation of Merging Portfolio pursuant to the Reorganization Agreement.

(4) Under IRC § 354, each Merging Portfolio’s shareholders will recognize no gain or loss upon the exchange, pursuant to the applicable Reorganization Agreement, of all their Merging Portfolio Shares solely for Acquiring Portfolio Shares.

(5) Under IRC §§ 362(b) and 1223(2), each Acquiring Portfolio’s tax basis and holding period in the assets transferred by the Corresponding Merging Portfolio to Acquiring Portfolio in the Reorganizations will be the same as the adjusted tax basis and will include the holding period, respectively, of such assets in the hands of the Corresponding Merging Portfolio immediately prior to the Reorganizations.

(6) Under IRC § 358(a)(1), the aggregate tax bases of Acquiring Portfolio Shares received by each shareholder of the Corresponding Merging Portfolio in the Reorganizations will be the same as the aggregate tax bases of Merging Portfolio Shares exchanged therefor by such shareholder.

(7) Under IRC § 1223(1), each former Merging Portfolio shareholder’s holding period with respect to any Acquiring Portfolio Shares received in the Reorganizations will include the shareholder’s holding period with respect to the Merging Portfolio Shares exchanged therefore, provided that such shareholder held such Merging Portfolio Shares as capital assets at the Effective Time.

(8) Each Acquiring Portfolio will take into account the items of the Corresponding Merging Portfolio described under IRC § 381(c), subject to the conditions and limitations specified in IRC §§ 381, 382, 383, and 384 and the Treasury Regulations thereunder.

We express no view with respect to the effect of the Reorganizations on any transferred asset as to which any unrealized gain or loss is required to be recognized under U.S. federal income tax principles (i) at the end of a taxable year or upon the termination thereof, or (ii) as a

Calvert Variable Products, Inc.

Financial Investors Variable Insurance Trust

May 2, 2011

result of the transfer of such asset regardless of whether such transfer would otherwise be a non-taxable transaction.

Facts

Our opinion is based upon the facts, representations and assumptions set forth or referred to above and the following facts and assumptions, any alteration of which could adversely affect our conclusions.

The Selling Corporation and the Acquiring Trust have each been registered and operated, since they commenced operations, as open-end management investment companies under the Investment Company Act of 1940, as amended. The Selling Corporation and the Acquiring Trust are each corporations for U.S. federal income tax purposes. Each Merging Portfolio is a separate series of the Selling Corporation that is treated for U.S. federal income tax purposes as a separate corporation pursuant to IRC § 851(g). Each Merging Portfolio has elected to be taxed as a regulated investment company under IRC § 851 for all its taxable years, including without limitation the taxable year in which the Reorganizations will occur, and has qualified and will qualify for the tax treatment afforded regulated investment companies under the IRC for each of its taxable years, including without limitation the taxable year in which the Reorganizations will occur. Each Merging Portfolio has been adequately diversified under IRC § 817(h) and the Treasury Regulations promulgated thereunder for all its taxable years, including without limitation the taxable year in which the Reorganizations will occur. Each Acquiring Portfolio is a separate series of the Acquiring Trust that is treated for U.S. federal income tax purposes as a separate corporation pursuant to IRC § 851(g). Each Acquiring Portfolio has elected, and will elect, to be taxed as a regulated investment company under IRC § 851 for all its taxable years, including without limitation the taxable year in which the Reorganizations will occur, and has qualified and will qualify for the tax treatment afforded regulated investment companies under the IRC for all its taxable years, including without limitation the taxable year in which the Reorganizations will occur. Each Acquiring Portfolio has been adequately diversified under IRC § 817(h) and the Treasury Regulations promulgated thereunder for all its taxable years, including without limitation the taxable year in which the Reorganizations will occur.

Upon satisfaction of certain terms and conditions set forth in the Reorganization Agreement, at or before the Effective Time, each Acquiring Portfolio will acquire all the assets of the Corresponding Merging Portfolio solely in exchange for Acquiring Portfolio Shares and the assumption by the Acquiring Portfolio of all the liabilities of the Corresponding Merging Portfolio. As soon as possible thereafter, but in no event later than twelve (12) months after the Effective Time, each Merging Portfolio will distribute to its shareholders of record all the Acquiring Portfolio Shares so received in complete liquidation of the Merging Portfolio and the Merging Portfolio will be terminated. The assets of the Merging Portfolio to be acquired by each Acquiring Portfolio consist of all property, including without limitation all cash, securities, interests in dividends or interest receivables, owned by the Merging Portfolio and any prepaid expenses shown as an asset on the books of the Merging Portfolio as of the Effective Time. Immediately prior to the Reorganizations, no Acquiring Portfolio nor any person related to such Corresponding Acquiring Portfolio (as defined in Treasury Regulation Section 1.368-1(e)(4))

Calvert Variable Products, Inc.

Financial Investors Variable Insurance Trust

May 2, 2011

will have acquired, directly or through any transaction, agreement or arrangement with any other person, shares of the Corresponding Merging Portfolio with any consideration other than Acquiring Portfolio Shares.

The purpose and effect of the Reorganizations is to merge each Merging Portfolio into the Corresponding Acquiring Portfolio. Each Acquiring Portfolio will continue the historic open-end investment company business of the Corresponding Merging Portfolio in a substantially unchanged manner. Each Acquiring Portfolio’s principal investment objective will be substantially similar to the principal investment objective of such Merging Portfolio prior to the Reorganizations (as described in the Acquiring Fund Representation Letters), other than certain changes that are motivated by reasons unrelated to, and independent of, the Reorganizations. At least thirty-four percent (34%) of a Merging Portfolio’s historic assets acquired by an Acquiring Portfolio (i) will be used by such Acquiring Portfolio in its business, except that portion of such assets that are sold or otherwise disposed of in the ordinary course of such Acquiring Portfolio’s business as an open-end investment company, and any such proceeds of such dispositions will be invested in accordance with such Acquiring Portfolio’s investment objectives and policies; and (ii) will meet the investment objectives and policies of the Acquiring Portfolio as in effect at the Effective Time. For purposes of determining compliance with the thirty-four (34%) threshold, a Merging Portfolio’s historic assets will consist of all of such Merging Portfolio’s assets held before any realignment of such Merging Portfolio’s portfolio, or other disposition or acquisition of assets, in connection with the Reorganizations. No Acquiring Portfolio has a plan or intention to modify or change its investment objectives or policies prior to or following the Effective Time other than changes which are not contemplated at or before the Effective Time but may be made in the future in the ordinary course of such Acquiring Portfolio’s business as an open-end investment company.

In approving the Reorganizations, the Board of Trustees of the Acquiring Trust and the Board of Directors of the Selling Corporation (the “Boards”) each determined that the Reorganization Agreement and the transactions contemplated thereunder are in the best interests of its respective entity and that the interests of the shareholders of its respective entity will not be diluted as a result of the Reorganizations. The Boards based these determinations on the fact that each Acquiring Portfolio will have a larger combined asset base following the Reorganizations, will have similar investment objectives, and will have entered into an expense limitation agreement with the investment adviser to FIVIT as a condition to the consummation of the Reorganizations, and that the aggregate value of the Acquiring Portfolio Shares each shareholder of a Merging Portfolio will receive in a Reorganization will equal the aggregate value of the Merging Portfolio Shares the shareholder held immediately prior to the Reorganization. The Boards also anticipated that the Reorganizations could result in improved efficiencies for the portfolio management team.

Calvert Variable Products, Inc.

Financial Investors Variable Insurance Trust

May 2, 2011

Conclusion

Based on the foregoing, it is our opinion that the transfer of all the assets of each Merging Portfolio to the Corresponding Acquiring Portfolio, pursuant to the Reorganization Agreement, solely in exchange for Acquiring Portfolio Shares and the assumption by the Corresponding Acquiring Portfolio of all the liabilities of such Merging Portfolio followed by the complete liquidation and dissolution of such Merging Portfolio, as set forth above, will qualify as a reorganization under IRC § 368(a).

The opinions set forth above with respect to (i) the nonrecognition of gain or loss to the Merging Portfolio and the Acquiring Portfolio, (ii) the basis and holding period of the assets received by the Acquiring Portfolio, (iii) the nonrecognition of gain or loss to the Merging Portfolio’s shareholders upon the receipt of the Acquiring Portfolio Shares, (iv) the basis and holding period of the Acquiring Portfolio Shares received by the Merging Portfolio’s shareholders, and (v) the carryover to the Acquiring Portfolio of the U.S. federal income tax attributes of the Merging Portfolio described under IRC § 381(c), follow as a matter of law from the opinion that the transfers under the Reorganization Agreement will qualify as a reorganization under IRC § 368(a).

Our opinion is limited to those U.S. federal income tax issues specifically considered herein, is addressed to and is only for the benefit of each Merging Portfolio, the Merging Portfolio Shareholders and each Acquiring Portfolio, and may not be relied upon or cited by any other person or entity. We do not express any opinion as to any other U.S. federal tax issues, or any state, local or foreign tax law issues, arising from or related to the transactions contemplated by the Reorganization Agreement or otherwise. Although the discussion herein is based upon our interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings.

We hereby consent to the filing of a form of this opinion as an exhibit to the Registration Statement and to the use of our name and to any reference to our firm in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/S/ Davis Graham & Stubbs LLP
DAVIS GRAHAM & STUBBS LLP